Exhibit 99.1

NEWS RELEASE

AFC ENTERPRISES, INC. CHIEF FINANCIAL OFFICER

ADOPTS 10b5-1 TRADING PLAN

AFC Enterprises, Inc. (NASDAQ: AFCE) today announced that H. Melville Hope, III, chief financial officer, has established a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act. Rule 10b5-1 permits individuals who are not then in possession of material non-public information to establish pre-arranged plans to buy or sell stock. The rule allows individuals to buy or sell shares of stock at a specific price in the future, regardless of any subsequent material non-public information.

This plan was adopted to enable Mr. Hope to exercise and sell a portion of his AFCE stock options as part of Mr. Hope’s long-term tax and asset diversification strategy. Utilizing this type of plan, Mr. Hope can diversify his investment portfolio, spreading stock trades out over an extended period of time, reducing market impact. If all sales in this plan are transacted, Mr. Hope’s holdings will continue to remain in excess of 5 times his base salary.

The trading plan goes into effect October 7, 2013 and will expire on January 31, 2014. Under the plan, Mr. Hope intends to exercise up to 23,108 stock options, subject to the market price of the company’s common stock.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken restaurant concept based on number of units. As of July 14, 2013, Popeyes had 2,153 restaurants operating in the United States, Puerto Rico, Guam, the Cayman Islands and 28 foreign countries. AFC’s primary objective is to deliver industry-competitive growth in sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional support systems and services to its franchise owners. AFC Enterprises can be found at www.afce.com.

Forward Looking Statement

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to the trading plan described above. These forward-looking statements are based upon current plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company. These risks, uncertainties and other factors are described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

NEWS RELEASE

AFC Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

Media inquiries:

Jennifer Webb, Senior Vice President, Operations, Coltrin & Associates, Inc.

212-221-1616 ext. 111 or jennifer_webb@coltrin.com